Exhibit 12
                            AMR CORPORATION
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)

                                                 Three Months Ended March 31,
                                                    2004             2003
 Earnings (loss):
  Loss before income taxes                       $  (166)          $(1,043)

  Add: Total fixed charges (per below)               435               438

  Less: Interest capitalized                          18                19
    Total earnings (loss) before income taxes    $   251           $  (624)

 Fixed charges:
   Interest                                      $   201           $   183

   Portion of rental expense representative
   of the interest factor                            220               244


   Amortization of debt expense                       14                11
     Total fixed charges                         $   435           $   438

 Coverage deficiency                             $   184           $ 1,062